SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

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                              MEDFORD BANCORP, INC.

                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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

FOR IMMEDIATE RELEASE

June 13, 2002

CITIZENS FINANCIAL GROUP TO ACQUIRE MEDFORD BANCORP, INC.

                Move deepens Citizens geography in Massachusetts,
                          enhances customer convenience

PROVIDENCE, RI - Citizens Financial Group, Inc. ("Citizens") and Medford Bancorp, Inc. ("Medford Bank") (NASDAQ: MDBK) today announced a definitive agreement under which Citizens will acquire Medford Bank in a cash merger transaction for $273 million, or $35 per share.

Medford Bank is a $1.4 billion banking company headquartered in Medford, Massachusetts. This transaction will increase Citizens' market share in Middlesex County from 10% to 14%. Medford Bank's total deposits at March 31, 2002 were $1.1 billion. Medford Bank operates 19 branches and 24 ATMs throughout eastern Massachusetts.

Lawrence K. Fish, Citizens' Chairman, President and CEO said: "This transaction will deepen our strategic presence in Middlesex County, enhance convenience for Citizens and Medford Bank customers, and bring added value to the community."

"Medford Bank has a highly respected franchise. We look forward to bringing even greater value to Medford Bank's customers, employees and communities with this transaction," Fish added.

Arthur H. Meehan, Chairman, President & CEO of Medford Bank said: "Citizens is a unique institution, combining the products and offerings of a large institution, with the services and management of an outstanding community bank. This is a "win-win" for our customers and shareholders."

Arthur H. Meehan, Medford Bank's Chairman and CEO, will become a director of Citizens Bank of Massachusetts. Thomas J. Hollister, President & CEO of the expanded Citizens Bank of Massachusetts said: "I look forward to welcoming Medford Bank's customers and employees to the Citizens family, and to deepening our community commitments in Middlesex County through this transaction."

The transaction, subject to customary conditions, including shareholder and regulatory approval, is expected to be completed in the fourth quarter 2002. Due diligence has been completed.

CIBC World Markets Corp. served as financial advisor to Medford Bank. Choate, Hall & Stewart provided legal counsel for Medford Bank.

Citizens Financial Group, Inc. is a $53 billion commercial bank holding company headquartered in Providence, RI. It is one of the 20 largest commercial banks with more than 710 Citizens Bank branches, more than 1,495 ATMs and more than 13,000 employees in seven New England and Mid-Atlantic states. It operates as Citizens Bank in Connecticut, Delaware, Massachusetts, New Hampshire, New Jersey, Pennsylvania and Rhode Island. Citizens is wholly owned by the Royal Bank of Scotland Group plc. For more information, please contact our website, www.citizensbank.com.

Medford Bancorp, Inc. is the parent of Medford Savings Bank, a Massachusetts chartered savings bank with over $1.4 billion in assets. The Bank offers a wide variety of services to both business and retail customers throughout eastern Massachusetts from nineteen retail-banking locations in Middlesex County. For more information, please contact our website, medfordbank.com.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Medford Bank plans to mail a proxy statement to its stockholders containing information about the merger. Investors and stockholders of Medford Bank are advised to read the proxy statement carefully when it becomes available because it will contain important information about the merger, the persons soliciting proxies related thereto and their interests in the merger, and related matters. Investors and stockholders may obtain free copies of the proxy statement (when available) and other documents filed by Medford Bank at the Securities and Exchange Commission's website at http://www.sec.gov.

Free copies of the proxy statement will also be available from Medford Bank by directing such request to the attention of Phillip Wong, Medford Bancorp, Inc., 29 High Street, 781-393-6213.

INFORMATION CONCERNING PARTICIPANTS

Medford Bank, its directors, executive officers and certain other members of management and employees may solicit proxies from Medford Bank's stockholders in favor of the merger. As of the date of this communication, the officers and directors of Medford Bank each beneficially own approximately 1% or less of the outstanding common stock of Medford Bank, other than Arthur H. Meehan, Paul J. Crowley, Edward J. Gaffey and Francis D. Pizzella who beneficially own approximately 3.5%, 1.4%, 1.4% and 2.3%, respectively.

This press release contains certain statements that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company's actual results could differ materially from those projected in the forward-looking statements as a result, among other factors, of the risk factors set forth in its filings with the Securities and Exchange Commission and of changes in general economic condition, changes in interest rates and changes in the assumptions used in making such forward-looking statements.

                                      # # #

MEDIA CONTACTS:

Citizens Bank           Medford Bancorp
Melodie Jackson         George Bargamian, EVP
(617) 725-5840          (781) 395-7700
                        Elizabeth Stodolski, SVP
                        (781) 395-7700